                                                                     Exhibit 4.6
                                                                     -----------

                       ADMINISTRATIVE SERVICES AGREEMENT

     This ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement"), dated as of May 28, 1999, between APL Limited, a Delaware corporation ("APL" or the "Provider"), and APL Land Transport Services, Inc., a Tennessee corporation ("LTS").

                                   RECITALS

     WHEREAS, APL and Coyote Acquisition LLC, a Delaware limited liability company (the "Purchaser"), have entered into a Stock Purchase Agreement, dated as of March 15, 1999 (the "Stock Purchase Agreement"), pursuant to which APL has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from APL, shares of common stock of LTS.

     WHEREAS, LTS desires to receive from the Provider and the Provider is willing to provide to LTS certain administrative and support services as described hereunder pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

     1.   Administrative Services.
          -----------------------

     (a) APL shall make available and provide to LTS, in accordance with the terms and conditions of this Agreement, certain administrative services as set forth in Schedule A (the "Services").

     (b) From time to time, LTS may request and APL may make available and provide to LTS, as the parties may mutually agree, administrative and support services in addition to those set forth in Section 1(a) above ("Additional Services"). Such Additional Services shall be reflected in separate service memoranda executed by both parties hereto and attached hereto as addenda, and the terms of this Agreement shall govern all such addenda.

     (c) APL shall perform and provide the Services and any Additional Services for LTS in substantially the same manner with the same degree of care, skill and prudence exercised by APL for its own operations. Subject to the provisions of Section 6, APL shall be deemed to have satisfied its obligation to provide the Services and Additional Services hereunder to the extent it has provided such Services and Additional Services in accordance with APL's past practices in connection with the provision of the same or similar procedures, facilities, equipment, contractors and personnel that provided the Services or Additional Services prior to the Closing (as defined in the Stock Purchase Agreement).

     (d) Subject to the provisions of Section 5, (i) LTS shall afford to APL, its employees and authorized agents and representatives reasonable access to the properties, books, records, contracts, documents, files and other information of LTS to the extent necessary to enable APL to perform and provide the Services and the Additional Services, and (ii) APL shall afford to LTS, its employees and authorized agents and representatives reasonable access to all information related to the Services or the Additional Services produced or generated by APL in the course of providing the same, including without limitation, technical, economic and business data, computer information data bases and the like.

     (e) If during the term of this Agreement LTS desires to segregate its operations from the operations of APL at any joint facilities shared by APL and LTS, APL shall provide for physical segregation of LTS employees as long as the costs required to achieve such segregation are reasonable and do not exceed $50,000 in the aggregate; provided that if the actual costs are materially higher than such amount the parties will negotiate in good faith the allocation of such costs. The parties agree to use their best efforts to obtain leases or subleases for the space occupied by LTS employees during the term of this Agreement.

     2.   Fees.
          ----

     (a) For Services and Additional Services for which APL shall be compensated on a per transaction basis, LTS shall compensate APL in accordance with the fee schedule set forth on Schedule A or as subsequently agreed to by both parties in the case of Additional Services. For office space and associated office services and front line office accounting and information resource support, LTS shall compensate APL based on headcount or as subsequently agreed to by both parties. For all other Services or Additional Services, LTS shall compensate APL in an amount equal to the total amount of U.S. dollars expended by APL in performing the Services or Additional Services for LTS including, but not limited to, (i) the pro rata share of APL's costs, based on the number of hours that APL employees spend performing Services or Additional Services for LTS in relation to the total number of hours that APL employees spend performing Services or Additional Services for APL and LTS combined, (ii) all travel costs incurred by APL reasonably documented in performing the Services or Additional Services for LTS, and (iii) any other out of pocket expenditures incurred by APL in the course of performance of Services or Additional Services (Section 2(a)(i), (ii) and (iii) shall be the "Total Expenditures"). LTS shall pay to APL the fees owned under this Agreement on a monthly basis, in arrears, commencing on June 30, 1999 for as long as this Agreement remains in effect.

     (b) APL represents and warrants to LTS that the transaction fees described in Schedule A, when applied to the actual number of 1998 transactions, would not differ adversely from the amounts reflected in the audited financial results for the fiscal year ended December 25, 1998. In addition, APL represents and warrants that the method for allocating costs associated with office space and associated office services and front line office accounting and information resource support do not differ adversely from the method for allocating such costs reflected in the audited financial results for the fiscal year ended December 25, 1998. In the event of any inaccuracy of this representation, the parties agree to make such adjustments in good faith to amounts payable under this Agreement as are necessary (i) to correct such inaccuracy and (ii) to compensate the party prejudiced by such inaccuracy.

     (c) During the term of this Agreement, LTS shall have the right to audit, at its expense, appropriate documents or information of APL to verify the Total Expenditures; provided, however, that no more than two such audits may be conducted within any twelve-month period . If the audit determines that the Total Expenditures as presented by APL is more than 10% higher than actual Total Expenditures, APL shall reimburse LTS for the reasonable expense of audit and any overpayment of fees under this Agreement.

     3.   Term and Termination.
          --------------------

     (a) APL shall provide the Services and Additional Services to LTS hereunder for the period beginning from the date of the Closing, and ending on one year from the date of the Closing or, with respect to each particular Service or Additional Service, (i) on the date specified in a notice of termination delivered pursuant to Section 3(b) below with respect to such Service or Additional Service or (ii) on such other date as is mutually agreed to by both parties.

     (b) LTS may terminate any portion of the Services or Additional Services by giving 90 days' prior written notice to APL. If either party shall default in the performance of any of its material obligations under this Agreement and shall fail or refuse to remedy such default to the reasonable satisfaction of the other party within 30 days after receipt of written notice, the non-breaching party may terminate this Agreement. If the default in performance relates only to a specific Service or Additional Service and such default is not a default in the performing of a material obligation under this Agreement, termination will be limited to termination of that Service or Additional Service on the same terms as set forth in the immediately preceding sentence. If any party shall become insolvent, be placed in receivership, make an assignment for the benefit of creditors or seek relief or have a petition filed against it under federal bankruptcy law, the other party may terminate this Agreement immediately upon written notice.

     (c) If action by a federal, state or other governmental regulatory agency materially affects a party's rights or obligations hereunder, such party may terminate any portion of the Services or Additional Services or this Agreement by giving 90 days' prior written notice to the other, or such shorter period as may be required by such agency or by law.

     (d) Expiration or termination of all or a portion of this Agreement for any reason shall not terminate the obligations described in Sections 5 and 6 which shall survive any such termination.

     (e) Expiration or termination of this Agreement for any reason shall not terminate either party's obligations or rights arising out of any act or omission of such party occurring prior to such termination or expiration.

     4.   Relationship.
          ------------

     (a) Nothing in this Agreement shall be deemed to create a partnership, joint venture, agency relationship or relationship of employer and employee between the parties. In performing the Services and Additional Services, APL will at all times be an independent contractor and neither party is to be considered the agent or legal representative of the other for any purpose whatsoever.

     (b) APL, in providing the Services and the Additional Services, will be solely responsible for (i) determining the terms and conditions of employment between itself and its employees, agents and representatives, including without limitation, hiring, termination, hours of work, rates and payment of compensation, and (ii) the payment, reporting, collection and withholding of taxes and similar contributions.

     5.   Confidential Information.
          ------------------------

     (a) The parties hereto agree on behalf of themselves and their directors, officers, employees and agents: (i) to hold in trust and maintain confidential,
(ii) not to disclose to others without prior written approval from the disclosing party, (iii) not to use for any purpose, other than in connection with this Agreement, and (iv) to prevent duplication of and disclosure to any other party, any Information (as hereinafter defined) received from the disclosing party or developed, presently held or continued to be held, or otherwise obtained by the receiving party, under this Agreement.

     (b) "Information" shall include all results of the Services and Additional Services, information disclosed by either party orally, visually, in writing, or in other tangible form in the course of providing or receiving Services or Additional Services, and shall include, without limitation and as applicable, technical, economic and business data, know-how, flow sheets, drawings, business plans, computer information data bases, and the like.

     (c) The foregoing obligations of confidentiality, non-disclosure and non-use shall not apply to any Information to the extent that the obligated party demonstrates that:

          (i) such Information is or becomes knowledge generally available to the public other than through the acts or omissions of the obligated party which constitute a breach of this Agreement;

          (ii) such Information is subsequently received by the obligated party on a non-confidential basis from a third party who did not receive it directly or indirectly from the disclosing party; or

          (iii) disclosure of such Information is required under applicable law or regulations or in connection with a lawsuit, claim, litigation or other proceeding or in connection with tax or regulatory matters.

     (d) The terms and conditions of this Section shall survive any termination of this Agreement.

     6.   Limitation of Liability.  (a) APL shall have no liability under this
          -----------------------
Agreement for damage or loss of any type suffered by LTS or any third party as a result of the performance of Services or Additional Services provided hereunder by APL except in the case of gross negligence or willful misconduct of APL and
(b) IN NO EVENT SHALL APL BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

     7.   Excusable Delay or Failure in Performance.  APL shall not be liable
          -----------------------------------------
for failure to perform any of its obligations under this Agreement during any time APL is unable to perform due to any act of God, sabotage, military operation, national emergency, civil commotion, labor disturbance, utility or computer failure, or the order, requisition, request or recommendation of any government agency or acting government authority, or APL's compliance therewith, or government proration, regulation, or priority, or any change in laws or regulations which prevent APL from providing services required by this Agreement, in each case beyond APL's reasonable control.

     8.   Notices.  All notices or communications hereunder shall be sent by
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personal service, by facsimile transmission or by overnight mail by courier of internationally recognized standing addressed as follows (or such other address as such party may designate in writing):

     To LTS:

     c/o Josh Harris
     Apollo Management, L.P.
     1301 Avenue of the Americas

     38th Floor
     New York, NY  10019
     Facsimile: (212) 261-4102
     To APL:

     1111 Broadway
     Oakland, California 94607-5500
     Attention: Timothy J. Windle
     Facsimile: (510) 272-8932

Any notice hereunder shall be effective upon receipt by the intended recipient.

     9.   Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of New York without regard to principles of conflicts of laws.

     10.  Arbitration.  Any dispute, controversy or claim between APL and LTS
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arising out of or relating to this Agreement, the Services or any Additional
Services, will be resolved by arbitration conducted in Oakland, California under the auspices and according to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement.

     11.  Entire Agreement.  This Agreement constitutes the entire agreement,
          ----------------
between the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.

     12.  Severability.  Any provision of this Agreement that is held by a court
          ------------
of competent jurisdiction to violate applicable law shall be limited or nullified only to the extent necessary to bring the Agreement within the requirements of such law.

     13.  No Assignment.  Neither of the parties hereto may assign or transfer
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any of its rights or delegate any of its obligations hereunder, whether by operation of law or otherwise, to any other person or entity without the prior written consent of the other party hereto. Any purported assignment or delegation that is made other than in accordance with this Section 13 shall be void and of no effect. Subject to the foregoing provisions of this Section 13, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     14.  Waiver. This Agreement may not be amended or modified except by the
          ------
express written consent of the parties hereto. Any waiver by the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision.

     15.  Third Party Beneficiaries. Except as expressly provided in this
          -------------------------
Agreement, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     16.  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and each of the undersigned hereby warrants and represents that he or she has been and is, on the date of this Agreement, duly authorized by all necessary and appropriate action to execute this Agreement.

                         APL LIMITED


                         By: /s/ Timothy J. Rhein
                             ___________________________________
                         Name: Timothy J. Rhein
                         Title: President and Chief Executive Officer

                         APL LAND TRANSPORT SERVICES, INC.


                         By: /s/ Ann Fingarette-Hasse
                             ___________________________________
                         Name: Ann Fingarette-Hasse
                         Title: Assistant Secretary

                                  SCHEDULE A

Services provided under this Agreement by APL to LTS on a per transaction fee basis shall include:

---------------------------------------------------------------------------------------------
                     Service                                        Per Transaction Fee
                     -------                                        -------------------
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
Accounts Payable
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 .    Per paper invoice (vendor and employee expense report)             $   2.75
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 .    Per EDI/ERS transaction                                            $   1.15
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 .    Per employee paycheck (for payroll processing only)                $  10.00
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 .    Per manual voucher/check request                                   $  30.00
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 .    Per ACH/wire transfer (excluding direct bank charges)              $   3.20
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Cargo Claims
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 .    Per claim handled                                                  $  46.00
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Walker Administration
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 .    Per cost center account setup                                      $  30.00
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

Other Services provided under this Agreement by APL to LTS shall include:

 .    office space and associated office services, inclusive of stationary and supplies

 .    training (other than training relating to information systems) ordinarily offered to applicable employees

 .    front line office accounting and information resource support

 .    for a period of up to 30 days after the Closing, (i) equipment dispatch services at the Chicago and Houston terminal facilities and (ii) EDI clean-up services at the Kearny terminal facility and such other locations as the parties mutually agree upon